Exhibit 99.1

Sientra to Pursue Strategic Sale of its Business Through Voluntary Chapter 11 Process

Company secures $22.5 million of new money in debtor-in-possession financing from existing lenders to support ongoing operations during the sale process

IRVINE, Calif., Feb. 13, 2024 -- Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a surgical aesthetics company developing and commercializing safe and innovative solutions for the best aesthetic outcomes, announced that it filed for Chapter 11 protection in the United States Bankruptcy Court for the District of Delaware on February 12, 2024. The Company further disclosed that it intends to pursue a sale of its business under Section 363 of the Bankruptcy Code, while continuing to support its customers during the Chapter 11 process. The Company seeks to execute an expedited sale process.

Sientra will utilize existing cash reserves and $22.5 million in new money debtor-in-possession financing from existing lenders to facilitate the sale and support ongoing Company operations. The debtor-in-possession financing will also include a “roll up” of $67.5 million of Sientra’s prepetition debt obligations. The Company will continue to operate its business during this process.

“Our goal is to emerge from this process with increased financial stability and positioned for long-term success under new ownership, and we are very encouraged that multiple parties have expressed interest in an acquisition of Sientra,” said Ron Menezes, Sientra’s President and Chief Executive Officer. “We look forward to the opportunity to become part of an organization that understands the value of our broad product portfolio and legacy in plastic surgery. In the interim, we remain focused on providing our customers with quality service, continuous manufacturing, and access to our products.”

Court filings and information about the Chapter 11 case can be found at a website maintained by the Company’s claims agent Epiq Corporate Restructuring, LLC at https://dm.epiq11.com/Sientra. Kirkland & Ellis LLP and Pachulski Stang Ziehl & Jones are serving as legal counsel, Stifel / Miller Buckfire is serving as investment banker, and Berkeley Research Group, LLC is serving as financial advisor.

About Sientra

Headquartered in Irvine, California, Sientra is a surgical aesthetics company focused on empowering people to change their lives through increased self-confidence and self-respect. Backed by unrivaled clinical and safety data, Sientra’s platform of products includes a comprehensive portfolio of round and shaped breast implants, the first fifth-generation breast implants approved by the FDA for sale in the United States, the ground-breaking AlloX2®breast tissue expander with patented dual-port and integrated drain technology, alongside our single port tissue expander DERMASPAN designed to enable a gentler, more predictable expansion, the next-generation AlloX2Pro™, the first FDA-cleared MRI-compatible tissue expander, the Viality™ with AuraClens™ enhanced viability fat transfer system, the SimpliDerm® Human Acellular Dermal Matrix, and BIOCORNEUM the #1 performing, preferred and recommended scar gel of plastic surgeons (*).

Sientra uses its investor relations website to publish important information about the Company, including information that may be deemed material to investors. Financial and other information about Sientra is routinely posted and is accessible on the Company’s investor relations website at www.sientra.com. To learn more about Sientra, visit our website and follow Sientra on LinkedIn, Instagram, and Facebook.

(*) Data on file

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties. Forward-looking statements are made only as of the date of this release. The words ’‘believe,’’ ’‘may,’’ ’‘might,’’ ’‘could,’’ ’‘will,’’ ’‘aim,’’ ’‘estimate,’’ ’‘continue, ’‘anticipate,’’ ’‘intend,’’ ’‘expect,’’ ’‘plan,’’ ’‘position,” or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements.  Forward-looking statements are based on management’s current expectations, beliefs, assumptions and estimates. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially and adversely from those expressed or implied in the forward-looking statements, including risks and uncertainties regarding: the Company’s ability to obtain court approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases, including with respect to any final orders relating to the DIP Credit Agreement; the Company’s ability to access the full amount available under the DIP Credit Agreement which requires the satisfaction of certain conditions that may not be satisfied for various reasons, including for reasons outside of the Company’s control; the ability of the Company to negotiate, develop, confirm and consummate a sale of all or substantially all of the Company Parties’ assets; the effects of the Chapter 11 Cases, including increased legal and other professional costs necessary to execute the sale of all or substantially all of the Company Parties’ assets, on the Company’s liquidity (including the availability of operating capital during the pendency of the Chapter 11 Cases), results of operations or business prospects; the effects of the Chapter 11 Cases on the interests of various constituents; the length of time that the Company will operate under Chapter 11 protection; risks associated with third-party motions in the Chapter 11 Cases; Bankruptcy Court rulings in the Chapter 11 Cases and the outcome of the Chapter 11 Cases in general; the Company’s ability to maintain listing of its common stock on the Nasdaq Stock Market, LLC; general economic conditions, including inflation, recession, unemployment levels, consumer confidence and spending patterns, credit availability and debt levels; the Company’s ability to attract, motivate and retain key executives and other associates; the impact of cost reduction initiatives; the Company’s ability to generate or maintain liquidity and legal and regulatory proceedings. Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports the Company files with the SEC, including those in the Company’s most recent Annual Report on Form 10-K for the year ended December 31, 2022 and any updates thereto in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. These risks and uncertainties may cause actual future results to be materially different than those expressed in such forward-looking statements. Sientra has no obligation to update or revise these forward-looking statements and does not undertake to do so.

Investor Relations Contact

IR@sientra.com

Media Contact

Rachel Newman

rnewman@realchemistry.com

404-574-8519